UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): March 3, 2008

                              Compuware Corporation
             (Exact Name of Registrant as Specified in its Charter)

                        Commission File Number: 000-20900

                Michigan                                     38-2007430
   (State or other jurisdiction of                       (I.R.S. Employer
    incorporation or organization)                      Identification No.)

 One Campus Martius, Detroit, Michigan                       48226-5099
(Address of Principal Executive Offices)                     (Zip Code)

      (Registrant's telephone number, including area code): (313) 227-7300

                                -----------------

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02: Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

      (b) On March 3, 2008, Thomas M. Costello, Jr. informed Compuware Corporation ("Compuware") that he was resigning his position as Senior Vice President of Human Resouces and Secretary of Compuware, effective March 7, 2008.

      (c) Compuware appointed Daniel S. Follis, Jr., 42, as its Secretary and General Counsel effective March 7, 2008. Mr. Follis joined Compuware in 1998 as Senior Counsel. He was promoted to Vice President and Associate General Counsel in 2005.

      (e) In consideration of his past and continued service to Compuware, Compuware entered into an agreement with Mr. Costello pursuant to which he will remain employed on a part-time basis by Compuware and will receive: (i) his current net salary through March 31, 2008; (ii) effective April 1, 2008, a gross annual salary of $50,000 for four years unless terminated earlier by Compuware at its sole discretion; and (iii) his Long-Term Incentive Cash Award that was earned in fiscal year 2006 in the amount of $240,000 to be paid in accordance with the terms of Compuware's Executive Incentive Plan. In addition, all of Mr. Costello's unvested stock options will continue to vest pursuant to the vesting periods set forth in the applicable Stock Option Agreements and all vested stock options must be exercised by him no later than the expiration date set forth in the applicable Stock Option Agreements. Compuware reserves the right to terminate this agreement at any time without prior notice for any reason.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             COMPUWARE CORPORATION


Date: March 7, 2008                  By:   /s/ Laura L. Fournier
                                           -----------------------------
                                               Laura L. Fournier
                                               Senior Vice President
                                               Chief Financial Officer